                                                                   EXHIBIT 99(A)

                             THE ACTAVA GROUP INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                               DECEMBER 31, 1993

                                                                                        PAGE
                                                                                        ----
Index:
Report of Independent Auditors........................................................    2
Audited Consolidated Financial Statements:
Consolidated balance sheets...........................................................    3
Consolidated statements of operations.................................................    4
Consolidated statements of cash flows.................................................    5
Consolidated statements of stockholders' equity.......................................    6
Notes to consolidated financial statements............................................    7

                         REPORT OF INDEPENDENT AUDITORS

To The Stockholders
The Actava Group Inc.

     We have audited the accompanying consolidated balance sheets of The Actava Group Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Actava Group Inc. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in the notes to consolidated financial statements, in 1993 Actava changed its method of accounting for income taxes and postretirement benefits, and in 1992 Actava changed its method of accounting for the cost of its proof advertising program.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
March 3, 1994,
  except for the
  Notes Payable
  and Long-Term Debt Note
  as to which the date
  is March 29, 1994
  and except for
  the Photofinishing
  Transaction and
  Discontinued
  Operation Note as
  to which the date
  is August 12, 1994

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31,
                                                                                  -----------------------
                                                                                     1993         1992
                                                                                  ----------   ----------
                                                                                      (IN THOUSANDS)
ASSETS
Current Assets
  Cash..........................................................................  $   18,770   $   20,792
  Short-term investments........................................................      29,635       63,842
  Receivables (less allowance for doubtful accounts of $10,227 in 1993 and
    $12,805 in 1992)............................................................     276,018      243,368
  Inventories...................................................................     108,439       63,987
  Prepaid expenses..............................................................      43,809       38,365
  Income tax benefits...........................................................      32,434       45,790
                                                                                  ----------   ----------
         Total Current Assets...................................................     509,105      476,144
Property, Plant and Equipment
  Land..........................................................................       8,303        8,700
  Buildings and improvements....................................................      72,289       57,490
  Machinery and equipment.......................................................     393,643      343,140
                                                                                  ----------   ----------
                                                                                     474,235      409,330
  Less allowances for depreciation..............................................    (198,881)    (165,720)
                                                                                  ----------   ----------
         Total Property, Plant and Equipment....................................     275,354      243,610
Notes Receivable from Triton Group Ltd..........................................      26,726       31,726
Other Assets (less allowance for doubtful notes and accounts of $3,988 in 1993
  and $3,104 in 1992)...........................................................      50,702       45,754
Long-term investments...........................................................      26,611       24,719
Intangibles (less accumulated amortization of $88,281 in 1993 and $65,219 in
  1992).........................................................................     386,626      395,913
                                                                                  ----------   ----------
         Total Assets...........................................................  $1,275,124   $1,217,866
                                                                                  ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..............................................................  $   86,163   $   69,665
  Accrued expenses and other current liabilities................................     177,720      160,810
  Notes payable.................................................................     135,114       64,795
  Current portion of long-term debt.............................................       6,665       10,013
                                                                                  ----------   ----------
         Total Current Liabilities..............................................     405,662      305,283
Deferred Income Taxes...........................................................      56,715       53,431
Long-Term Debt..................................................................     220,887      220,357
Subordinated Debt...............................................................     190,551      193,566
Minority Interest in Photofinishing Subsidiary..................................     205,395      205,382
Redeemable Common Stock.........................................................      12,000           --
Stockholders' Equity
  Common Stock (22,767,744 shares in 1993 and 1992).............................      22,768       22,768
  Additional capital............................................................      46,362       46,362
  Retained earnings.............................................................     236,333      292,266
  Less treasury stock -- at cost (6,223,467 shares in 1993 and 1992)............    (121,549)    (121,549)
                                                                                  ----------   ----------
         Total Stockholders' Equity.............................................     183,914      239,847
                                                                                  ----------   ----------
Contingent Liabilities and Commitments
         Total Liabilities and Stockholders' Equity.............................  $1,275,124   $1,217,866
                                                                                  ==========   ==========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                            --------------------------------------
                                                               1993          1992          1991
                                                            (RESTATED)    (RESTATED)    (RESTATED)
                                                            ----------    ----------    ----------
                                                                (IN THOUSANDS EXCEPT PER SHARE
                                                                           AMOUNTS)
Net sales.................................................  $  465,812    $  377,890     $274,907
Costs, expenses and other costs of products sold..........     401,471       283,635      222,553
Selling, general and administrative.......................      85,179        74,946      101,035
Interest expense..........................................      26,811        20,811       19,663
Provision for doubtful accounts...........................       4,661         2,941        6,258
Other (income) expense-net................................       1,706        (4,651)      (2,935)
Provision for plant closure costs.........................        (865)       (1,132)       1,932
Provision for employee agreements and related costs.......          --            --        6,839
                                                            ----------    ----------    ----------
Total costs, expenses and other...........................     518,963       376,550      355,345
  Income (Loss) before Income Taxes, Discontinued
     Operations and Cumulative Effect of Change in
     Accounting Principle.................................     (53,151)        1,340      (80,438)
Income tax expense (benefit)..............................      (1,435)        1,662      (24,451)
                                                            ----------    ----------    ----------
  Loss from Continuing Operations.........................     (51,716)         (322)     (55,987)
Income from Discontinued Operations.......................       8,526        10,887        5,166
                                                            ----------    ----------    ----------
  Income (Loss) before Cumulative Effect of Change in
     Accounting Principle.................................     (43,190)       10,565      (50,821)
Cumulative effect of change in accounting principle.......      (4,404)        1,034           --
                                                            ----------    ----------    ----------
  Net Income (Loss).......................................  $  (47,594)   $   11,599     $(50,821)
                                                             =========     =========     ========
Earnings (Loss) Per Share of Common Stock
Primary
Continuing operations.....................................  $    (3.01)   $     (.02)    $  (3.39)
Discontinued operations...................................         .49           .66          .31
Cumulative effect of change in accounting principle.......        (.25)          .06           --
                                                            ----------    ----------    ----------
Net Income (Loss).........................................  $    (2.77)   $      .70     $  (3.08)
                                                             =========     =========     ========
Pro forma Effect Assuming the Changes in Accounting
  Principles are Applied Retroactively:
Net Income (Loss).........................................  $  (43,190)   $   10,565     $(50,667)
                                                             =========     =========     ========
Net Income (Loss) Per Share...............................  $    (2.77)   $      .64     $  (3.07)
                                                             =========     =========     ========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1993       1992        1991
                                                               (RESTATED) (RESTATED)  (RESTATED)
                                                               --------   ---------   ---------
                                                                        (IN THOUSANDS)
                                                                 INCREASE (DECREASE) IN CASH
Cash Flows from Operating Activities:
Net Loss from continuing operations..........................  $(56,120)  $    (322)  $ (55,987)
Cumulative effect of change in accounting principle..........    (4,404)         --          --
                                                               --------   ---------   ---------
Loss before cumulative effect of change in accounting
  principle..................................................   (51,716)       (322)    (55,987)
Items providing (using) cash from continuing operating
  activities.................................................   (16,082)    (44,181)     49,247
                                                               --------   ---------   ---------
Net cash used by continuing operations.......................   (67,798)    (44,503)     (6,740)
                                                               --------   ---------   ---------
Income from discontinued operations..........................     8,526      11,921       5,166
Cumulative effect of change in accounting principle..........        --       1,034          --
                                                               --------   ---------   ---------
Income before cumulative effect of change in accounting
  principle..................................................     8,526      10,887       5,166
Items providing cash from discontinued operations............    46,325      57,895      46,718
                                                               --------   ---------   ---------
Net cash provided by discontinued operations.................    54,851      68,782      51,884
                                                               --------   ---------   ---------
Net cash provided (used) by all operations...................   (12,947)     24,279      45,144
Cash Flows from Investing Activities:
Purchases of investments (maturities over 90 days)...........   (99,510)    (99,198)   (288,996)
Sales of investments (maturities over 90 days)...............   111,851     107,932     284,980
Net sales of other investments...............................    21,866       6,143      50,739
Purchase of long-term investments............................        --     (24,719)         --
Payments for property, plant and equipment...................   (55,554)    (81,800)    (59,499)
Proceeds from disposals of property, plant and equipment.....    16,024      10,230       6,018
Payments for purchases of businesses.........................    (9,415)    (30,560)    (90,019)
Loans to Triton Group Ltd....................................     5,000      (1,426)    (30,300)
Other investing activities -- net............................   (15,221)     (3,604)      5,801
                                                               --------   ---------   ---------
Net Cash Used by Investing Activities........................   (24,959)   (117,002)   (121,276)
                                                               --------   ---------   ---------
Cash Flows from Financing Activities:
Net borrowings (payments) under short-term bank agreements...    52,284      51,107      (4,013)
Borrowings under long-term debt agreements...................    21,503     817,000     774,740
Payments on long-term debt agreements........................   (21,192)   (771,136)   (653,895)
Payments of subordinated debt................................    (1,847)       (200)     (5,824)
Proceeds from issuance of Actava Common Stock................        --          --         365
Cash dividends paid by Qualex to minority interest...........    (8,614)     (3,886)     (5,884)
Cash dividends paid by Actava................................    (6,250)     (5,956)     (5,947)
                                                               --------   ---------   ---------
  Net Cash Provided by Financing Activities..................    35,884      86,929      99,542
                                                               --------   ---------   ---------
     Increase (Decrease) in Cash.............................    (2,022)     (5,794)     23,410
Cash at beginning of year....................................    20,792      26,586       3,176
                                                               --------   ---------   ---------
     Cash at End of Year.....................................  $ 18,770   $  20,792   $  26,586
                                                               ========   =========   =========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                      COMMON STOCK                                TREASURY STOCK
                                                    ----------------   ADDITIONAL   RETAINED    ------------------
                                                    SHARES   AMOUNT     CAPITAL     EARNINGS    SHARES   AMOUNT      TOTAL
                                                    ------   -------   ----------   --------    ------  ---------   --------
                                                                                 (IN THOUSANDS)
Balance -- January 1, 1991........................  22,768   $22,768    $ 46,276    $344,622    6,254   $(122,136)  $291,530
  Net (loss) for the year.........................                                   (50,821)                        (50,821)
  Cash dividends on Common Stock, $.36 per
    share.........................................                                    (5,947)                         (5,947)
  Common Stock issued under employee stock
    options.......................................                          (220)                 (30)        585        365
  Common Stock purchased and other................                           306                               (2)       304
                                                    ------   -------   ----------   --------   ------   ---------   --------
Balance -- December 31, 1991......................  22,768    22,768      46,362     287,854    6,224    (121,553)   235,431
  Net income for the year.........................                                    11,599                          11,599
  Cash dividends on Common Stock, $.36 per
    share.........................................                                    (5,956)                         (5,956)
  Common Stock issued under employee stock
    options.......................................                                                 (1)          4          4
  Other, principally foreign currency translation
    adjustment....................................                                    (1,231)                         (1,231)
                                                    ------   -------   ----------   --------   ------   ---------   --------
Balance -- December 31, 1992......................  22,768    22,768      46,362     292,266    6,223    (121,549)   239,847
  Net income for the year.........................                                   (47,594)                        (47,594)
  Cash dividends on Common Stock, $.36 per
    share.........................................                                    (6,250)                         (6,250)
  Other, principally foreign currency translation
    adjustment....................................                                    (2,089)                         (2,089)
                                                    ------   -------   ----------   --------   ------   ---------   --------
Balance -- December 31, 1993......................  22,768   $22,768    $ 46,362    $236,333    6,223   $(121,549)  $183,914
                                                    ======   =======   =========    ========   ======   =========   ========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of Actava and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Accounting Changes

  Change in Method of Accounting for Certain Advertising Costs of Discontinued Operation

     Effective January 1, 1992, Qualex changed its method of accounting for the cost of its proof advertising program to recognize these costs at the time the advertising is placed by the customer. Under the proof advertising program, Qualex reimburses certain advertising costs incurred by its customers up to a percentage of sales to that customer. Qualex previously accrued such costs at the time of the initial sale. Qualex believes that this new method is preferable because it recognizes advertising expense as it is incurred rather than at the time of the initial sale to the customer. The 1992 adjustment of $1,034,000, was included in the cumulative effect of change in accounting principle for 1992 to apply retroactively the new method. The pro forma amounts presented in the consolidated statements of operations for 1992 and 1991 reflect the effect of the retroactive application of applying the new method.

  Change in Method of Accounting for Income Taxes

     Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes: deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method: deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

     As permitted by Statement 109, the Company has elected not to restate the financial statements of any prior years. The presentation of some items, such as depreciation, has changed; however, the cumulative effect of the change in accounting principle on pre-tax income from continuing operations, net income and financial position was not material.

  Change in Method of Accounting for Postretirement Benefits

     Effective January 1, 1993, the Company adopted FASB Statement No. 106, "Accounting for Postretirement Benefits Other Than Pensions." The Company and its subsidiaries provide group medical plans and life insurance coverage for certain employees subsequent to retirement. The plans have been funded on a pay-as-you-go (cash) basis. The plans are contributory, with retiree contributions adjusted annually, and contain other cost-sharing features such as deductibles, coinsurance and life-time maximums. The plan accounting anticipates future cost-sharing changes that are consistent with the Company's expressed intent to increase the retiree contribution rate annually for the expected medical trend rate for that year. The Company funds the excess of the cost of benefits under the plans over the participants' contributions as the costs are incurred. The coordination of benefits with medicare uses a supplemental, or exclusion of benefits, approach.

     As permitted by Statement 106, the Company elected to immediately recognize the effect in the statement of operations for the first quarter of 1993 as a $4,404,000 charge to net income as the cumulative effect of a change in accounting principle. The annual net periodic postretirement benefit expense for 1993 decreased by $38,000 as a result of adopting the new rules. Postretirement benefit expense for 1992 and 1991, recorded on a cash basis, has not been restated. The pro forma amounts presented in the consolidated

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES
statements of operations reflect no effect of the retroactive application of applying the new method as it is not material. The assumed health care cost trend rate used to measure the expected cost of benefits covered by the plan for 1993 is 14%. This trend rate is assumed to decrease in 1% decrements to 6% in 2001 and years thereafter. A 7% discount rate per year, compounded annually, was assumed to measure the accumulated postretirement benefit obligation as of December 31, 1993, as compared to 9% for January 1, 1993. A 1% increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligations as of December 31, 1993, by 16% and the net periodic postretirement benefit cost by 18%.

     The following table presents the plans' funded status reconciled with amounts recognized in the Company's consolidated balance sheet:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1993        1992
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Accumulated postretirement benefit obligation:
      Retirees.......................................................  $(1,094)    $  (990)
      Fully eligible active plan participants........................     (788)       (932)
      Other active plan participants.................................   (1,149)     (2,482)
                                                                       -------     -------
                                                                        (3,031)     (4,404)
    Plan assets......................................................       --          --
                                                                       -------     -------
    Accumulated postretirement benefit obligation in excess of plan
      assets.........................................................   (3,031)     (4,404)
    Unrecognized prior service cost..................................   (1,995)         --
    Unrecognized net loss............................................      544          --
    Unrecognized transition obligation...............................       --       4,404
                                                                       -------     -------
    Accrued postretirement benefit cost..............................  $(4,482)    $    --
                                                                       =======     =======

     Net periodic postretirement benefit cost includes the following components:

                                                                        1993        1992
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Service cost.....................................................  $    96     $    --
    Interest cost....................................................      296          --
    Amortization of unrecognized prior service cost..................     (154)         --
    Cash basis expense...............................................       --         102
                                                                       -------     -------
                                                                       $   238     $   102
                                                                       =======     =======

  Change in Accounting Estimate

     During 1993, Snapper revised its estimate of accrued product warranty expense to reflect an increase in the amount of future warranty expense to be incurred due to increased warranty claims. This change in accounting estimate resulted in an additional $4,000,000 charge to net income in 1993.

Short-Term Investments

     Short-term investments which are classified as current assets are carried at the lower of aggregate cost or market value. These investments consist of interest bearing obligations and other obligations whose return is based upon market rates of interest. There is no significant concentration of short-term investments in any single issuer.

     Marketable equity securities which are classified as long-term investments are carried at the lower of aggregate cost or market value. Marketable debt securities which are classified as long-term investments are

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES
carried at cost which approximates market value. Market values for these securities are based on quoted market prices. Interest income is accrued as earned, while dividend income is recorded on the exdividend date. The cost of marketable securities sold is determined on the specific identification method and realized gains and losses are reflected in income.

Inventories

     Inventories of finished goods, work in process and raw materials are stated at the lower of cost or market. The Last-In, First-Out (LIFO) method of determining cost is used for a substantial portion of these inventories.

Property, Plant and Equipment

     Property, plant and equipment are recorded at cost and are depreciated over their expected useful lives. Generally, depreciation is provided on the straight-line method for financial reporting purposes and on accelerated methods for tax purposes. Amortization associated with capitalized leases is included in depreciation expense.

Intangibles

     Intangibles consist of the excess of the purchase price over the net assets of businesses acquired, customer lists and covenants not to compete. Amounts relating to the excess of the purchase price over the net assets of businesses acquired are amortized over a 40-year period using the straight-line method. Amounts relating to customer lists and covenants not to compete are amortized over two to five years or the life of the agreement, respectively. Management continuously evaluates intangible assets to determine that no diminishment in value has occurred. Management evaluates intangible assets on the basis of the operations of the particular entity to which the intangible relates to determine whether any changes in the nature and expected benefits to be derived from the intangible have occurred which would require an adjustment to its recorded value. In the event management believes that the recorded value of the intangible is greater than its actual value, the Company will write-down the value of the intangible. In conjunction with the evaluation of any possible impairment of its intangibles, the Company also similarly assesses whether a change in the life of the intangible is required for amortization purposes.

     Intangible assets are summarized as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1993       1992
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    Excess of purchase price over net assets of businesses
      acquired.......................................................  $349,546   $344,948
    Customer lists...................................................    29,847     40,912
    Covenants not to compete.........................................     7,233     10,053
                                                                       --------   --------
                                                                       $386,626   $395,913
                                                                       ========   ========

Income Taxes

     Income taxes are provided for all taxable items in the statement of operations regardless of when these items are reported for federal income tax purposes. Actava elects to utilize certain provisions of the federal income tax laws to reduce current taxes payable. Deferred income taxes are provided for temporary differences in recognition of income and expenses for tax and financial reporting purposes.

     Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes: deferred tax assets

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES
and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Postemployment Benefits

     The Company and its subsidiaries provide benefits to former or inactive employees after employment, but before retirement, such as severance benefits, continuation of health care benefits and life insurance coverage. The costs of these are currently accounted for on a pay-as-you-go (cash) basis. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which requires employers to recognize the obligation to provide these benefits when certain conditions are met. The Company is required to adopt the new method of accounting for these benefits no later than January 1, 1994. The adoption of Statement No. 112 will not have a significant effect on the Company's financial position or results of operations.

Certain Investments in Debt and Equity Securities

     The Company and its subsidiaries invest in various debt and equity securities. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires certain debt securities to be reported at amortized cost, certain debt and equity securities to be reported at market with current recognition of unrealized gains and losses, and certain debt and equity securities to be reported at market with unrealized gains and losses as a separate component of shareholders' equity. The Company is required to adopt the new method of accounting no later than January 1, 1994. The adoption of Statement No. 115 will not have a significant impact on the Company's financial position or results of operations.

Earnings Per Share of Common Stock

     Primary earnings per share are computed by dividing net income (loss) by the average number of common and common equivalent shares outstanding during the year. Common equivalent shares include shares issuable upon the assumed exercise of stock options using the treasury stock method when dilutive. Computations of common equivalent shares are based upon average prices during each period.

     Fully diluted earnings per share are computed using such average shares adjusted for any additional shares which would result from using end-of-year prices in the above computations, plus the additional shares that would result from the conversion of the 6 1/2% Convertible Subordinated Debentures. Net income (loss) is adjusted by interest (net of income taxes) on the 6 1/2% Convertible Subordinated Debentures. The computation of fully diluted earnings per share is used only when it results in an earnings per share number which is lower than primary earnings per share.

Revenue Recognition

     Sales from the lawn and garden and sporting goods segments are recognized when the products are shipped to their customers.

Index Protection Agreements

     The Company uses index protection agreements to hedge interest rate risk associated with its borrowings and to hedge the risk or market price fluctuations of commodities bought and sold in the normal course of business. These contracts are accounted for as hedges and any gains or losses are deferred and included in the basis of the underlying transactions. Cash flows from the contracts are accounted for in the same categories as the cash flows from the items being hedged.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

     During 1993, Qualex entered into a hedge agreement with a bank which expires in 1996 related to Qualex's $200,000,000 of Senior Notes. The hedge agreement includes a Basic Transaction for a notional amount of $100,000,000 under which Qualex pays an interest rate based on the three-month London Interbank Offered Rate (LIBOR) and receives a fixed interest rate of 4.0587% quarterly, and an Enhancement Transaction for a notional amount of $163,000,000 under which Qualex pays an interest rate based on the three-month LIBOR and receives a variable interest rate based on the prime rate less 2.49%. A net settlement is calculated and paid on a quarterly basis. At December 31, 1993, termination of this interest rate swap agreement would require a cash payment by Qualex of $1,158,000 based on market quotes.

     Qualex also entered into various commodity swaps to provide protection for silver recoveries from photofinishing processes. The outstanding contracts at December 31, 1993 cover the sale of 2,900,000 troy ounces of silver at index amounts of $3.85 to $4.67 per ounce in 1994 and 1,420,000 troy ounces per year at index amounts of $4.23 to $5.10 per ounce from 1995 to 2005. In 1997, Qualex has the sale of 4,300,000 troy ounces covered by swap agreements at an index amount of $5.15 per ounce. During 1993 and 1992, gain amortization related to these contracts totaled 2,445,000 and 1,232,000 net of tax, and is included in income from discontinued operations. At December 31, 1993 and 1992, respectively, $7,442,000 and $11,476,000 of these gains were recorded as deferred income. The deferred gains are amortized over the original effective lives of the agreements and $4,990,000, $1,338,000, $835,000 and $279,000 will be amortized in 1994, 1995, 1996 and 1997, respectively. At December 31, 1993, termination of the commodity swap agreements would require cash payments by Qualex of $18,688,000 based on market quotes.

Self-Insurance

     The Company is primarily self-insured for workers' compensation, health, automobile, product and general liability costs. The self-insurance claim liability is determined based on claims filed and an estimate of claims incurred but not yet reported.

Accrued Warranty

     The Company provides an accrual for estimated future warranty costs related to various product coverage programs, based on the historical relationship of actual costs as a percentage of sales.

Reclassifications

     Certain reclassifications were made in prior years' financial statements to conform to current presentations.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

SUPPLEMENTAL CASH FLOW INFORMATION

     The following tables provide additional information related to the Consolidated Statements of Cash Flows:

                                                                       YEARS ENDED DECEMBER 31,
                                                                 ------------------------------------
                                                                    1993         1992         1991
                                                                 (RESTATED)   (RESTATED)   (RESTATED)
                                                                 ----------   ----------   ----------
                                                                            (IN THOUSANDS)
Items providing (not providing) cash from continuing
  operations:
  Depreciation.................................................   $ 11,472     $  8,638     $  8,096
  Amortization.................................................        631          108          192
  Provision for doubtful accounts..............................      4,661        2,941        6,258
  Provision for plant closure costs............................       (865)          --        1,932
Changes in operating assets and liabilities, net of effects
  from purchases and dispositions:
  Accounts receivable..........................................    (34,319)     (45,283)      35,428
  Inventories..................................................    (17,529)      (7,259)      24,378
  Prepaid expenses and other assets............................      1,591       (1,616)      (1,227)
  Accounts payable, accrued expenses and other current
     liabilities...............................................     17,814      (15,482)      (1,969)
  Current and deferred taxes...................................         88       14,790      (23,942)
  Other operating activities -- net............................        374       (1,018)         101
                                                                 ----------   ----------   ----------
Net items providing (using) cash from continuing operations....   $(16,082)    $(44,181)    $ 49,247
                                                                  ========     ========     ========
Items providing (not providing) cash from discontinued
  operations:
  Minority interest............................................   $  8,526     $ 11,922     $  5,166
  Depreciation.................................................     33,193       26,392       22,800
  Amortization.................................................     25,149       23,898       12,926
  Provision for doubtful accounts..............................      2,601          478         (773)
  Provision for plant closure costs............................      4,096           --       17,037
Changes in operating assets and liabilities, net of effects
  from purchases and dispositions of discontinued operations:
  Accounts receivable..........................................      3,654       19,819        5,971
  Inventories..................................................    (13,906)       2,496        2,958
  Prepaid expenses and other assets............................    (15,503)     (22,005)      (1,738)
  Accounts payable, accrued expenses and other current
     liabilities...............................................    (17,515)      (6,647)     (10,634)
  Current and deferred taxes...................................     16,030        1,542         (394)
  Other operating activities -- net............................         --           --       (6,601)
                                                                 ----------   ----------   ----------
Net items providing cash from discontinued operations..........   $ 46,325     $ 57,895     $ 46,718
                                                                  ========     ========     ========
Net assets of business sold:
  Total assets.................................................   $     --     $     --     $  2,696
  Total liabilities............................................         --           --          871
                                                                 ----------   ----------   ----------
  Net assets...................................................   $     --     $     --     $  1,825
                                                                  ========     ========     ========
Net assets of businesses purchased:
  Total assets.................................................   $ 71,693     $ 58,040     $127,825
  Total liabilities............................................     48,063       27,448       37,437
                                                                 ----------   ----------   ----------
  Net assets...................................................   $ 23,630     $ 30,592     $ 90,388
                                                                  ========     ========     ========
  Interest paid................................................   $ 44,570     $ 27,279     $ 23,142
  Income taxes paid............................................   $ 11,406     $  3,334     $ 11,060

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

PHOTOFINISHING TRANSACTION AND DISCONTINUED OPERATION

     Photofinishing operations are conducted by Qualex Inc., which was formed in March 1988 by the combination of Actava's photofinishing subsidiary with the domestic photofinishing operations of Eastman Kodak Company. Actava and Kodak currently share equally in Qualex's equity, income and dividends. Actava owns 51% of the voting stock of Qualex, is entitled to and has elected a majority of the members of the Board of Directors of Qualex, and has the ability through its control of the Board of Directors to declare dividends, remove the executive officers of Qualex and otherwise direct the management and policies of Qualex, except for policies relating to certain designated actions requiring the consent of at least one member of the Board of Directors of Qualex designated by Kodak. Because of these rights, the Company believes that, it has effective unilateral control of Qualex which is not temporary. As a result, the Company consolidates the results of operations of Qualex with the results of operations of the Company.

     Upon the formation of Qualex in 1988, the Company and Kodak entered into a Shareholders Agreement (the "Qualex Shareholders Agreement") that provided, among other things, for a reduction in the Company's voting control of Qualex from 51% to 50% and for changes in the composition of the Board of Directors of Qualex in the event of a "change in control" of the Company. The Qualex Shareholders Agreement defined the term "change in control" to include a "transaction or occurrence the effect of which is to give a person or group of affiliated persons or entities the power to direct the management and policies" of the Company.

     In 1991, Charles R. Scott was elected President and Chief Executive Officer of the Company. At the time of his election, Mr. Scott was also serving as Chairman and Chief Executive Officer of a company that owned approximately 25% of the Company's voting stock and was the Company's single largest stockholder. Because Mr. Scott was serving at the same time as the chief executive officer of both the Company and the Company's single largest stockholder, the Company and Kodak agreed that a "change in control" of the Company had occurred for purposes of the Qualex Shareholders Agreement. Despite this "change in control" of the Company, Kodak agreed that the Company would continue to own 51% of the voting control of Qualex and to elect a majority of the directors of Qualex. The Qualex Shareholders Agreement, however, was amended to provide that Kodak had the right to change the Company's control of Qualex on March 1, 1992 or on any subsequent March 1. The Company does not believe that Kodak would exercise the right to change the Company's control of Qualex, and Kodak, in fact, did not exercise this right on March 1, 1992, 1993 or 1994.

     Actava consolidates the accounts of Qualex and presents Kodak's portion of ownership and equity in the income of Qualex as minority interest.

     The Qualex Shareholders' Agreement between Actava and Eastman Kodak Company stipulates that upon a change of control at Actava certain Qualex preferred stock, including the voting preferred owned by Actava, will be redeemed. On March 28, 1991, the Qualex Shareholders' Agreement between Actava and Kodak was amended. The amendment stipulates that a change of control of Actava, as defined in the Shareholders' Agreement, occurred on February 6, 1991. However, in the amendment Kodak waived its change of control rights under the Shareholders' Agreement with respect to the February 6, 1991 change of control. As of March 1, 1992, and each subsequent March 1, Kodak may withdraw its waiver, and enforce its rights under the Agreement by providing Actava with 30 days written notice. At March 3, 1994, Kodak had not provided notice to Actava of an election to withdraw its waiver. The Board of Directors of Qualex was increased from seven to nine members, comprised of five representatives of Actava, three representatives of Kodak and the chief executive officer of Qualex, pursuant to the amendment.

     Should Kodak withdraw its waiver or if an additional change in control of Actava were to occur and if the Qualex preferred stock were redeemed, Actava would own 50% of the voting securities of Qualex. While Actava's voting stock would be reduced from 51% to 50%, this change would not alter Actava's and Kodak's current equal interest in the equity, earnings and cash dividends of Qualex. In addition, the Board of Directors of Qualex would be composed of 11 members, comprised of five representatives of Actava, five representatives

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES
of Kodak and the chief executive officer of Qualex, and all actions of the Board would require the affirmative vote of at least seven board members. In the event these changes were to occur, Actava may possibly be deemed to no longer control Qualex and Actava would no longer be in a position unilaterally to control, among other things, the declaration of dividends to Actava and Kodak by Qualex.

     In June 1994, the Company decided to sell its interest in Qualex and engaged in negotiations with Kodak regarding the sale of such interest. Accordingly, the results of Qualex for all years presented are reported in the accompanying restated statements of operations under discontinued operations. In the second quarter of 1994, the Company provided for an anticipated loss of $37,858,000 on the sale of its interest in Qualex and the related covenant not to compete and release. No income tax expenses or benefits were recognized due to the Company's net operating loss carryforwards and recognition of tax benefits in prior periods.

     On August 12, 1994, Kodak purchased all of the Company's interest in Qualex and obtained a covenant not to compete and related releases from the Company in exchange for $50,000,000 in cash and a promissory note in the principal amount of $100,000,000. The promisory note is payable in installments of $50,000,000 each, without interest, on February 13, 1995 and August 11, 1995. Because the principal amount due under the note does not bear interest, the Company discounted the value of the note to $92,832,000 and will record imputed interest income of $7,168,000 over the term of the note. All amounts received in exchange for the covenant not to compete and release were included in the computation of the anticipated loss on sale of Qualex.

     The following assets and liabilities of Qualex are included in the Company's balance sheet at December 31, 1993 and 1992.

                          FINANCIAL POSITION OF QUALEX
                                    (000'S)

                                                                  DECEMBER 31,   DECEMBER 31,
                                                                      1993           1992
                                                                  ------------   ------------
Cash and short-term investments.................................    $  4,060       $  8,721
Net accounts receivable.........................................      69,015         75,053
Inventories.....................................................      29,381         15,475
Other assets....................................................      38,153         34,173
                                                                  ------------   ------------
          Total current assets..................................     140,609        133,422
Net property, plant and equipment...............................     202,150        202,580
Other assets....................................................      30,413         19,504
Long-term investments...........................................      26,611         24,719
Intangibles.....................................................     371,106        391,618
                                                                  ------------   ------------
          Total assets..........................................    $770,889       $771,843
                                                                  ============   ============
Current liabilities.............................................    $130,845       $140,083
Deferred income taxes...........................................      22,446         19,598
Long-term debt..................................................     217,987        212,576
Stockholders' equity............................................     399,611        399,586
                                                                  ------------   ------------
          Total liabilities and stockholders' equity............    $770,889       $771,843
                                                                  ============   ============

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

     The Company's statements of operations for the three years in the period ended December 31, 1993, have been restated to reflect Qualex as a discontinued operation. The results of Qualex for these periods are as follows:

                                                                   1993       1992       1991
                                                                 --------   --------   --------
Net sales......................................................  $775,299   $770,853   $649,728
Operating expenses.............................................   723,952    716,217    621,709
                                                                 --------   --------   --------
Operating profit...............................................    51,347     54,636     28,019
                                                                 --------   --------   --------
Interest expense...............................................   (16,488)   (12,643)    (3,871)
Other income (expense).........................................    (1,209)     1,448        602
                                                                 --------   --------   --------
Income before taxes............................................    33,650     43,441     24,750
Income taxes (benefit).........................................    16,598     21,666     14,418
                                                                 --------   --------   --------
Net income from discontinued operations before minority
  interest.....................................................    17,052     21,775     10,332
Minority interest..............................................    (8,526)   (10,888)    (5,166)
                                                                 --------   --------   --------
Net income from discontinued operations........................  $  8,526   $ 10,887   $  5,166
                                                                 ========   ========   ========

ACQUISITIONS

     On June 8, 1993, the Company acquired substantially all the assets of Diversified Products Corporation ("DP") for a net purchase price consisting of $11,629,500, the issuance of 1,090,909 shares of the Company's Common Stock valued at $12,000,000, and the assumption or payment of certain liabilities including trade payables and a revolving credit facility. The Company also entered into an agreement which may provide the seller the right to additional payments depending upon the value of the issued shares over a period of not longer than one year from the purchase date. The issuance of additional payments of cash since the cost of DP will be increased by the amount of the cash payment and simultaneously reduced by the same amount due to a corresponding adjustment to the respective redeemable common stock. This transaction was accounted for using the purchase method of accounting; accordingly, the purchased assets and liabilities have been recorded at their estimated fair value at the date of the acquisition. The purchase price resulted in an excess of costs over net assets acquired of approximately $11,417,000. The results of operations of the acquired business have been included in the consolidated financial statements since the date of acquisition.

     The following data represents the combined unaudited operating results of Actava on a pro forma basis as if the above transaction had taken place at the beginning of 1992. The pro forma information does not necessarily reflect the results of operations as they would have been had the transaction actually taken place at that time. Adjustments include amounts of depreciation to reflect the fair value and economic lives of property, plant and equipment and amortization of intangible assets:

                                                                           PRO FORMA
                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1993         1992
                                                                     --------     --------
                                                                     (IN THOUSANDS EXCEPT
                                                                              PER
                                                                        SHARE AMOUNTS)
                                                                           UNAUDITED

    Sales..........................................................  $519,477     $534,140
    Net income (loss)..............................................   (56,988)       1,352
    Income (loss) per share -- primary.............................     (3.23)         .08

     During 1992, Qualex acquired Samiljan Foto, L.P. and certain other photofinishing operations for $21,228,000 and $22,997,000 respectively, including expenses. For one of the businesses in which Qualex purchased a majority interest in 1992, the sellers have the right to require Qualex to purchase the remaining interest, beginning in 1997, at an amount not to exceed $18,000,000. During 1991, Qualex acquired Guardian

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

Photo Inc. and Phototron Corporation for $73,785,000 and $16,137,000, respectively, including expenses. In a concurrent transaction with the acquisition of Phototron Corporation, Actava, Kodak and Qualex settled the litigation brought against them by Phototron Corporation.

     These transactions were accounted for using the purchase method of accounting, accordingly; the assets and liabilities of the purchased businesses have been recorded at their estimated fair value at the dates of acquisition. The purchase price resulted in an excess of costs over net assets acquired of approximately $23,321,000 and $53,848,000 during 1992 and 1991, respectively, in addition to $19,215,000 and $30,300,000 attributed to customer lists, respectively. The results of operations of the businesses acquired have been included in the consolidated financial statements since the dates of acquisition.

     The following data represents the combined unaudited operating results of Actava on a pro forma basis as if the 1991 transactions had taken place at the beginning of 1991. Pro forma information for 1992 acquisitions would not be significantly different from the results reported. The pro forma information does not necessarily reflect the results of operations as they would have been had the transaction actually taken place at that time. Adjustments include amounts of depreciation to reflect the fair value and economic lives of property, plant and equipment and amortization of intangible assets.

                                                                                   PRO FORMA
                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1991
                                                                                ----------------
                                                                                 (IN THOUSANDS
                                                                                EXCEPT PER SHARE
                                                                                    AMOUNTS)
                                                                                   UNAUDITED

Sales.........................................................................      $274,907
Net (loss)....................................................................       (53,538)
                                                                                ----------------
(Loss) per share -- primary...................................................         (3.24)

ACCOUNTS AND NOTES RECEIVABLE

     Receivables from sales of Actava's lawn and garden products amounted to $146,994,000 and $157,605,000 at December 31, 1993 and 1992, respectively. The receivables are primarily due from independent distributors located throughout the United States. Amounts due from distributors are supported by a security interest in the inventory or accounts receivable of the distributors. The receivables generally have extended due dates which correspond to the seasonal nature of the products' retail selling season. Concentrations of credit risk due to the common business of the customers are limited due to the number of customers comprising the customer base and their geographic location. Ongoing credit evaluations of customer's financial condition are performed and reserves for potential credit losses are maintained. Such losses, in the aggregate, have not exceeded management's expectations.

     Photofinishing sales are made to national, regional and local retailers located throughout the United States, including mass merchants, grocery store chains and drug store chains. Photofinishing receivables, which were $70,744,000 and $76,202,000 at December 31, 1993 and 1992, respectively, are unsecured and generally due within 20 days following the end of each month. Included in accounts receivable at December 31, 1993 and 1992 are $54,711,000 and $47,564,000, respectively, due from national retail chains. Of these amounts, $9,812,000 and $9,465,000 at December 31, 1993 and 1992, respectively, were receivable from one such customer on net sales of $84,297,000 and $86,611,000, respectively. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable. Such losses have consistently been within management's expectations.

     Receivables from the sale of sporting goods are primarily from mass merchants and sporting goods retailers located throughout the United States. The receivables, which are unsecured, were $71,836,000 and

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

$19,781,000 at December 31, 1993 and 1992, respectively, and are generally due within 30 to 60 days. Of these amounts, $23,362,000, and $4,686,000 are from the same four highest balance customers for December 31, 1993 and 1992, respectively. The companies which comprise the sporting goods group maintain allowances for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

TRITON GROUP LTD. LOAN

     At December 31, 1993, the Company had a $26,726,000 million note receivable from Triton Group Ltd. secured by 4,413,598 shares of Actava Common Stock. At December 31, 1992, $31,726,000 was outstanding under the agreement and was secured by 4,338,598 shares of Actava Common Stock.

     Effective June 25, 1993, the Company and Triton modified the terms of the loan as part of a plan of reorganization filed by Triton under Chapter 11 of the U.S. Bankruptcy Code. The modifications, which became effective June 25, 1993, included: extending the due date of the Loan to April 1, 1997; reducing the interest rate to prime plus 1 1/2% for the first six months following June 25, 1993, to prime plus 2% for the next six months, and to prime plus 2 1/2% for the remainder of the term of the note; revising collateral maintenance (margin call) requirements; and providing for release of collateral under certain circumstances. Under the modified agreements, Actava's right of first refusal with respect to any sale by Triton of its Actava Common stock will continue in effect until the loan is paid off. The Stockholder Agreement was amended to permit Triton to designate two directors (who are not officers or employees of Triton) on an expanded nine-member Board of Directors so long as Triton continues to own 20% or more of Actava's outstanding Common Stock.

     Triton filed a motion on July 30, 1993, with the United States Bankruptcy Court for the Southern District of California seeking to modify Triton's recently approved Plan of Reorganization. The modifications sought by Triton would have amended or eliminated the collateral maintenance (margin call) provisions that are an integral part of the Amended and Restated Loan Agreement. On August 2, 1993, the Bankruptcy Court entered a temporary restraining order suspending the effectiveness of the margin call provisions until the Court had an opportunity to hear Triton's motion seeking preliminary injunction. The motion seeking a preliminary injunction was heard on August 10, 1993, and was denied. Triton then withdrew its motion to modify its Plan of Reorganization. Therefore, the provisions of the Amended and Restated Loan Agreement continue to remain in effect. On August 19, 1993, the Amended and Restated Loan agreement was amended to allow Triton to satisfy certain margin call requirements by making deposits to a Collateral Deposit Account in lieu of delivering certificates of deposit. The margin call provisions for principal repayments and transfers of shares of Company Common Stock were not amended. On December 7, 1993, the Amended and Restated Loan Agreement was amended, in connection with a $5,000,000 prepayment of principal received on December 7, 1993, to provide for quarterly principal payment installments of $1,250,000 due on the last day of each quarter of each year beginning March 31, 1994, with any unpaid principal and accrued interest due on April 1, 1997. The Agreement was also amended to require 75,000 additional shares of Actava Common Stock to be pledged as collateral and to modify the margin call provisions of the Agreement to provide a $7.50 minimum per share value of Actava Common Stock for purposes of determining the amount of any margin call mandatory payments. These modifications limit the circumstances under which Triton must pledge additional collateral for the loan; however, the 4,413,598 shares of Actava Common Stock owned by Triton will continue to be pledged to secure the loan until the loan is paid in full. At March 3, 1994, the pledged shares had a market value of $30,895,000 as compared to the loan balance of $26,726,000. In the opinion of management, the shares held as collateral are, and will continue to be, sufficient to provide for realization of the loan.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

INVENTORIES

     Inventory balances are summarized as follows:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1993         1992
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Finished goods and goods purchased for resale..................  $ 82,559     $ 49,279
    Raw materials and supplies.....................................    46,018       33,537
                                                                     --------     --------
                                                                      128,577       82,816
    Reserve for LIFO cost valuation................................   (20,138)     (18,829)
                                                                     --------     --------
                                                                     $108,439     $ 63,987
                                                                     ========     ========

     Work in process is not considered significant.

     During 1991, certain inventory quantities were reduced resulting in a liquidation of LIFO inventory quantities which were carried at lower costs prevailing in prior years as compared with the cost of current year purchases. The utilization of this lower cost inventory decreased net loss by approximately $1,487,000 and decreased loss per share of common stock by $.09.

LONG-TERM INVESTMENTS

     Marketable securities are summarized as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1993        1992
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Marketable equity securities, at lower cost or market............  $15,850     $15,031
    Bonds and commercial paper.......................................    3,003       7,430
    U.S. Treasury bills..............................................    7,758       2,258
                                                                       -------     -------
              Total..................................................  $26,611     $24,719
                                                                       =======     =======

     Net realized gains (losses) on the sale of these securities totaled $(185,000) and $134,000 in 1993 and 1992, respectively, and have been included in the determination of income from discontinued operations. At December 31, 1993, the value of marketable equity securities exceeded their cost by $265,000, while at December 31, 1992, unrealized losses on these securities of $201,000 were recorded to a valuation allowance and included in shareholders' equity. The market value of debt securities approximates cost.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accounts payable, accrued expenses and other current liabilities, including $31,392,000 in 1993 and $44,274,000 in 1992 due to Eastman Kodak Company, are summarized as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1993       1992
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    Accrued salaries and wages.......................................  $  8,363   $ 10,211
    Accrued interest.................................................    14,471     15,741
    Accrued advertising and promotion................................    25,238     15,039
    Deferred income..................................................    13,791     17,251
    Self-insurance claims payable....................................    35,070     35,683
    Reserve for plant closure costs..................................     6,754     15,286
    Other............................................................    74,033     51,599
                                                                       --------   --------
                                                                       $177,720   $160,810
                                                                       ========   ========

NOTES PAYABLE AND LONG-TERM DEBT

     Qualex has three separate line of credit agreements for working capital needs. These agreements are $5,000,000 each, for a total of $15,000,000. The Company pays a facility fee of 1/4% per annum on the committed line of credit agreements. At December 31, 1993, $3,200,000 was outstanding under these agreements while no amounts were outstanding at December 31, 1992.

     Included in Notes Payable at December 31, 1993 and 1992 is $87,359,000 and $58,243,000, respectively, which was outstanding under a three year Finance and Security Agreement which provides working capital to the Snapper division. The Agreement, dated October 23, 1992, is for $75,000,000 (and may be increased under certain circumstances up to $100,000,000 for a specified period of time). Interest is payable at the prime rate plus 3/4% to 1 1/4%, depending upon the prime rate in effect. The Agreement provides for the payment of an annual line fee of $487,500 which is subject to increases in certain circumstances. The loan is principally secured by Snapper assets and certain inventory of Snapper and requires Actava to comply with various restrictive financial covenants. The assets which serve as collateral are determined by reference to the outstanding balance under the credit agreement and the qualification of the assets as collateral is defined in the credit agreement; however, the assets potentially available as collateral are, in the aggregate, $173,068,000. As of March 29, 1994, effective as of December 31, 1993, various provisions of the Agreement, including the financial covenants, were amended.

     During 1992, in order to provide additional working capital and for general corporate purposes, an Actava Sports subsidiary entered into a three year Loan and Security Agreement with a financial institution to provide up to $35,000,000 of working capital. Interest is payable at the prime rate plus 1 1/4%. The Agreement provides for a facility fee of $350,000. The loan is principally secured by certain receivables and inventory of the subsidiary and requires the subsidiary to comply with various restrictive financial covenants. The assets which serve as collateral are determined by reference to the outstanding balance under the credit agreement and the qualification of the assets as collateral is defined in the credit agreement; however, the assets potentially available as collateral are, in the aggregate, $23,681,000. At December 31, 1993, $1,846,000 was outstanding under the agreement while no amounts were outstanding at December 31, 1992.

     During 1992, in order to provide additional working capital and for general corporate purposes, an Actava Sports subsidiary entered into a one-year Revolving Loan Agreement with a financial institution to provide up to $6,500,000 for working capital. Interest is payable at the prime rate of the financial institution. The loan is unsecured and requires the subsidiary to comply with various restrictive financial covenants. In August, 1993, the agreement was amended to increase the facility limit to $8,000,000 for a six-month period beginning

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

September 1, 1993, and to extend the term of the agreement until August 31, 1994. At December 31, 1993, $2,700,000 was outstanding under the Agreement while no amounts were outstanding at December 31, 1992.

     In April 1993, a Revolving Loan and Security Agreement with respect to a revolving credit facility of up to $10,000,000 was entered into by an Actava Sports subsidiary. Interest is payable at the prime rate plus 1%. The agreement provides for a facility fee of $25,000. The loan is principally secured by certain receivables and inventory of the subsidiary and requires the subsidiary to comply with various restrictive financial covenants. The assets which serve as collateral are determined by reference to the outstanding balance under the credit agreement and the qualification of the assets as collateral is defined in the credit agreement; however, the assets potentially available as collateral are, in the aggregate, $12,881,000. At December 31, 1993 and 1992, no amounts were outstanding under the agreement.

     In December 1993, an Actava Sports subsidiary, DP, entered into a Finance and Security Agreement with two financial institutions in order to provide up to $50,000,000 of working capital under a revolving credit facility. The agreement is secured by certain receivables, inventories, property, plant and equipment, and intangibles, as well as DP's issued and outstanding common stock and requires compliance with various restrictive financial covenants. The assets which serve as collateral are determined by reference to the outstanding balance under the credit agreement and the qualification of the assets as collateral is defined in the credit agreement; however, the assets potentially available as collateral are, in the aggregate, $109,000,000. As of March 29, 1994, effective December 31, 1993, various provisions of the Agreement, including the financial covenants, were amended. Interest is payable at the prime rate plus 1 1/2%. The Agreement provides for an annual facility fee of $375,000. At December 31, 1993, $36,178,000 was outstanding under the agreement.

     Long-term debt is summarized as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1993       1992
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    Senior notes -- Qualex...........................................  $200,000   $200,000
    Revolving credit agreement -- Qualex.............................    10,000         --
    Capitalized lease obligations....................................       545      5,053
    Other long-term debt:
    Secured (4-9% notes due at various dates to 2002)................     1,900      2,630
    Unsecured (4-8% notes due at various dates to 2001)..............     8,442     12,674
                                                                       --------   --------
                                                                       $220,887   $220,357
                                                                       ========   ========

     Qualex issued through a private placement $200,000,000 of Senior Notes in 1992 with September 1 maturities in 1997, 1999 and 2002 of $60,000,000, $70,000,000 and $70,000,000, respectively, with interest rates of 7.99%, 8.45%
and 8.84%, respectively.

     During 1992, Qualex entered into an unsecured $115,000,000 Revolving Credit Agreement with eight financial institutions which will expire in May 1995. Interest is payable under three rate options which are determined by reference to the prime rate, the London interbank offered rate plus 1/2% to 3/4%, and competitive bids. The Agreement provides for a participation fee of 1/8% and an annual facility fee of 1/4%. At December 31, 1993, $10,000,000 was outstanding under the agreement while no amounts were outstanding at December 31, 1992.

     The Qualex Credit Agreement and the Shareholders' Agreement with Eastman Kodak Company restrict the amount of net assets of Qualex which may be transferred to Actava by dividend or other means. At December 31, 1993, approximately $166,000,000 of the $194,000,000 representing Actava's share of the net assets of Qualex was restricted under the terms of these agreements.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

     Collateral for certain of the long-term debt includes real property. Assets pledged as collateral under the borrowings are not material. Maturities of long-term and subordinated debt are $15,142,000 in 1995, $35,172,000 in 1996, $75,783,000 in 1997 and $59,121,000 in 1998.

     The fair value of Actava's long-term and subordinated debt, including the current portion, at December 31, 1993 is estimated to be approximately $445,000,000 and was estimated at $425,000,000 at December 31, 1992. This estimate is based on a discounted cash flow analysis using Actava's current incremental borrowing rates for similar types of agreements and on quoted market prices for issues which are traded. Actava does not anticipate settlement of long-term debt at fair value and currently does not intend to pay the debt prior to maturity.

SUBORDINATED DEBT

     Subordinated debt is summarized as follows:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1993         1992
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    6% Senior Swiss Franc Bonds due 1996...........................  $ 30,152     $ 30,152
    6 1/2% Convertible Debentures due 2002.........................    75,000       75,000
    9 1/2% Debentures due 1998, net of unamortized discount of
      $1,308 in 1993 and $1,593 in 1992............................    58,176       57,891
    9 7/8% Senior Debentures due 1997, net of unamortized discount
      of $468 in 1993 and $661 in 1992.............................    20,532       23,339
    10% Debentures due 1999........................................     6,691        7,184
                                                                     --------     --------
                                                                     $190,551     $193,566
                                                                     ========     ========

     In 1986 Actava issued 6% Senior Subordinated Swiss Franc Bonds due 1996 for 100,000,000 Swiss francs. Simultaneously, in order to eliminate exposure to fluctuations in the currency exchange rate over the life of the bonds, Actava entered into a currency swap agreement with a financial institution whereby Actava received approximately $48,000,000 in exchange for the Swiss Franc Bond proceeds. As a result of the swap agreement, Actava will, in effect, make its interest and principal bond repayments in U.S. dollars without regard for changes in the currency exchange rate. A default by the counterparty to the swap agreement would expose Actava to potential currency exchange risk on the remaining bond interest and principal payments in that Actava would be required to purchase Swiss francs at current exchange rates rather than at the swap agreement exchange rate. The amount of this potential risk cannot be currently calculated as the principal and interest payments will be made in future years and alternative swap agreements could be entered into by Actava. At December 31, 1993, the swap agreement has an effective exchange rate over its remaining term of .5459 Swiss francs per U.S. dollar while the U.S. dollar equivalent market exchange rate was .6734. After considering the stated interest rate, the cost of the currency swap agreement, taxes and underwriting commissions, the effective cost of the bonds is approximately 11.3%. The fair value of the currency swap as of December 31, 1993 and 1992, was $10,795,000 and $7,242,000, respectively;
however, this is subject to change as domestic interest rates and foreign currency markets are determining factors.

     Actava, at its option, may redeem the Senior Subordinated Swiss Franc Bonds at 101.0% plus accrued interest for one year subsequent to March 6, 1994 and at decreasing amounts thereafter. The Bonds include a covenant which restricts the amount of stockholders' equity available for cash dividends and the cash redemption of capital stock. At December 31, 1993, $3,412,000 was available for these purposes pursuant to this covenant.

     In 1987 Actava issued $75,000,000 of 6 1/2% Convertible Subordinated Debentures due in 2002 in the Euro-dollar market. The Debentures are convertible into Actava's Common Stock at a conversion price of

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

41 5/8 per share. At Actava's option the Debentures may be redeemed at 101% plus accrued interest prior to August 4, 1994 and at 100% thereafter.

     The 9 7/8% Senior Subordinated Debentures are redeemable at the option of Actava at 101.555% of the principal amount plus accrued interest if redeemed prior to March 15, 1994, and at decreasing prices thereafter. Mandatory sinking fund payments of $3,000,000 (which Actava may increase to $6,000,000 annually) began in 1982 and are intended to retire, at par plus accrued interest, 75% of the issue prior to maturity.

     At the option of Actava, the 10% Subordinated Debentures are redeemable, in whole or in part, at the principal amount plus accrued interest. Sinking fund payments of 10% of the outstanding principal amount commenced in 1989; however, Actava receives credit for Debentures redeemed or otherwise acquired in excess of sinking fund payments.

REDEEMABLE COMMON STOCK

     Redeemable common stock represents 1,090,909 shares of common stock which were issued in the acquisition of substantially all the assets and liabilities of Diversified Products Corporation. These shares are subject to a right of redemption at the option of the holder with an exercise date, as amended on August 17, 1994, of February 7, 1995.

CAPITAL STOCK

  Preferred and Preference Stock

     There are 5,000,000 authorized shares of Preferred Stock and 1,000,000 authorized shares of Preference Stock, none of which were outstanding or designated as to a particular series at December 31, 1993.

  Common Stock

     There are 100,000,000 authorized shares of Common Stock, $1 par value. At December 31, 1993, 1992 and 1991 there were 17,635,186, 16,544,277 and
16,544,027 shares issued and outstanding, respectively, after deducting 6,223,467, 6,223,467 and 6,223,717 treasury shares, respectively, and after the issuance of 1,090,909 shares of redeemable common stock during the year ended December 31, 1993.

     Actava has reserved the shares of Common Stock listed below for possible future issuance:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                      1993          1992
                                                                    ---------     ---------
    Stock options.................................................    761,000       871,375
    6 1/2% Convertible Subordinated Debentures....................  1,801,802     1,801,802
    Restricted stock plan.........................................    102,800       102,800
                                                                    ---------     ---------
                                                                    2,665,602     2,775,977
                                                                     ========      ========

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

  Stock Options

     Actava's stock option plans provide for the issuance of qualified incentive stock options and nonqualified stock options. Incentive stock options may be issued at a per share price not less than the market value of Actava's Common Stock at the date of grant. Nonqualified options may be issued generally at prices and on terms determined by the stock option committee. The following table reflects changes in the incentive stock options issued under these plans:

                                                                                APPROXIMATE
                                                                                PRICE RANGE
                                                                      SHARES     PER SHARE
                                                                     --------   -----------
    Options outstanding at January 1, 1991.........................   138,525     $ 20-28
      Granted......................................................    64,500          12
      Exercised....................................................   (30,000)         12
      Canceled.....................................................   (13,000)         28
      Expired......................................................  (104,775)         20
                                                                     --------   -----------
    Options outstanding at December 31, 1991.......................    55,250       12-28
      Granted......................................................    60,000       12-15
      Exercised....................................................      (250)         12
      Canceled.....................................................   (17,125)      12-28
                                                                     --------   -----------
    Options outstanding at December 31, 1992.......................    97,875       12-28
      Granted......................................................    50,000        9-12
      Canceled.....................................................   (21,125)      12-28
                                                                     --------   -----------
    Options outstanding at December 31, 1993.......................   126,750     $  9-28
                                                                     ========   =========

     During 1993 nonqualified options for 75,500 shares at $13.75 per share were granted.

     At December 31, 1993, incentive stock options totaling 64,000 shares were exercisable at prices ranging from $11.875 to $27.875 and nonqualified options totaling 53,875 shares were exercisable at prices ranging from $13.75 to $14.50. There were 591,550 and 696,300 shares under Actava's stock option plans at December 31, 1993 and 1992, respectively, which were available for the granting of additional stock options.

PROVISIONS FOR PLANT CLOSURE COSTS

     The 1993 and 1991 income from discontinued operations includes $1,038,000 and $5,196,000 ($4,096,000 and $17,037,000, respectively, before income taxes and minority interest for discontinued operations) or $.06 and $.31 per share for the costs of closing 3 and 12, respectively of Qualex's photofinishing plants. The provision for plant closure for Qualex included in income from discontinued operations includes lease termination costs and fixed asset and facility closure costs which may be incurred over several years based on the remaining terms of the leases and employee severance and termination costs.

     The reserve for closing certain lawn and garden facilities was established in 1990 by a provision for plant closure of approximately $13,700,000. Lawn and garden production at these facilities ceased in early 1991, however, inventory previously produced at these sites continued to be distributed from these sites until 1992. Costs associated with this warehouse and distribution function were included in costs of sales in 1992 and 1991 and were immaterial. Due to market conditions and the size of these lawn and garden facilities, the Company estimated in 1990 that it would require approximately three years to dispose of these facilities and in 1993 this was accomplished. During 1993, 1992 and 1991, costs of approximately $3,400,000, $2,100,000 and $4,280,000 respectively were incurred related to employee severance, plant maintenance, interest on capitalized lease obligations and the loss on disposal of equipment and buildings. In 1993, the provision for plant

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES
closure costs includes reductions of $849,000, before and after tax, of $.05 per share, to the reserve for closing the lawn and garden facilities as this disposal was completed.

     The 1991 provision for plant closure costs also includes $500,000 before tax ($315,000 net of tax or $.02 per share) for closing facilities at a sporting goods subsidiary and $1,432,000 before tax ($945,000 net of tax or $.06 per share) for reducing the Actava corporate office facilities. The costs related to the planned reduction of corporate office facilities were estimated in 1991 when management made the decision to move out of its corporate office. The Company subleased a portion of its space in 1991 and utilized $300,000 of the original reserve. However, in 1992, it became apparent that the remaining space could not be subleased as anticipated in 1991 and the Company decided to reverse its remaining reserve of approximately $1,100,000 through the provision for plant closure costs and utilize its remaining space until the lease expires in 1995.

     Changes in the reserve for plant closure costs were as follows:

                                                              CHARGED               RECORDED
                                         CHARGED             TO INCOME          THROUGH PURCHASE
                                    TO PROVISION FOR     FROM DISCONTINUED      ACCOUNTING IN THE
                                   PLANT CLOSURE COSTS      OPERATIONS         YEAR OF ACQUISITION      TOTAL
                                   -------------------   -----------------     -------------------     --------
                                                                  (IN THOUSANDS)
Balance at January 1, 1991.......       $  13,700            $  15,834              $   4,190          $ 33,724
  Additions for:
     Lease termination
       costs(a)..................           1,432                3,595                  1,292             6,319
     Employee severance &
       termination
       benefits(a)...............             200                5,726                  6,334            12,260
     Fixed asset and facility
       closure costs.............             300                7,716                  7,734            15,750
                                   -------------------   -----------------     -------------------     --------
          Total additions........           1,932               17,037                 15,360            34,329
     Costs incurred(b)...........          (7,686)                (389)                (4,132)          (12,207)
Balance at December 31, 1991.....           7,946               32,482                 15,418            55,846
  Additions for:
     Fixed asset and facility
       closure costs.............              --                   --                  1,244             1,244
     Reductions in reserves......          (1,132)                (374)                    --            (1,506)
                                   -------------------   -----------------     -------------------     --------
          Total additions
            (reductions).........          (1,132)                (374)                 1,244              (262)
     Costs incurred(b)...........          (2,360)             (23,713)               (11,755)          (37,828)
Balance at December 31, 1992.....           4,454                8,395                  4,907            17,756
  Additions for:
     Lease termination
       costs(a)..................              --                1,475                     --             1,475
     Employee severance &
       termination benefits(a)...              --                1,294                     --             1,294
     Fixed asset and facility
       closure costs.............              --                1,327                    906             2,233
     Reduction in reserves.......            (865)                  --                                     (865)
                                   -------------------   -----------------     -------------------     --------
          Total additions
            (reductions), net....            (865)               4,096                    906             4,137
  Costs incurred(b)..............          (3,589)              (7,437)                (4,432)          (15,458)
Balance at December 31, 1993.....       $      --            $   5,054              $   1,381          $  6,435
                                    =============        =============         ==============          ========

- - ---------------

(a) Substantially all amounts accrued require future cash expenditures.
(b) Costs were generally incurred in accordance with line item categories as presented above.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

OTHER INCOME -- NET

     Other income net of other (expenses) from continuing operations is summarized as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1993       1992       1991
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
    Interest and investment income..........................  $ 6,167    $ 5,831    $ 7,459
    Miscellaneous income (expense)..........................   (7,873)    (1,180)    (4,524)
                                                              -------    -------    -------
                                                              $(1,706)   $ 4,651    $ 2,935
                                                              =======    =======    =======

     Early payment interest credit expense which is the result of cash payments received by Snapper from distributors prior to receivable due dates is included in net miscellaneous income (expense). The early payment interest credit expense was $4,322,000 for 1993, $2,522,000 for 1992, and $4,348,000 for 1991.

     Miscellaneous income (expense) for 1993 includes a charge to operations of $3,000,000 for an increase in a valuation allowance for a real estate investment.

INCOME TAXES

     Income tax expense (benefit) is composed of the following:

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                            LIABILITY          DEFERRED
                                                             METHOD             METHOD
                                                            ---------    --------------------
                                                              1993         1992        1991
                                                            ---------    --------    --------
                                                                     (IN THOUSANDS)
    Continuing operations:
      Current federal.....................................   $ (1,674)   $ (1,316)   $ (6,203)
      Current state.......................................        239         156         595
      Deferred federal and state..........................         --       2,822     (18,843)
                                                            ---------    --------    --------
                                                             $ (1,435)   $  1,662    $(24,451)
                                                              =======    ========    ========
    Discontinued operations:
      From operations.....................................   $ 16,598    $ 21,666    $ 14,418
                                                              =======    ========    ========

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

     Income tax expense (benefit) computed by applying federal statutory rates to income (loss) before income taxes is reconciled as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                            LIABILITY         DEFERRED
                                                             METHOD            METHOD
                                                            ---------    -------------------
                                                              1993        1992        1991
                                                            ---------    -------    --------
                                                                     (IN THOUSANDS)
    Continuing operations:
      Computed tax at statutory rates.....................  $ (18,603)   $   457    $(27,349)
      State tax, net of federal benefit...................        155        103         393
      Effect of tax rate changes on realization of timing
         differences......................................        414        153         301
      Amortization of goodwill............................         52         51          50
      Tax-exempt interest.................................         --         --         (36)
      Undistributed earnings of majority-owned
         subsidiary.......................................        603        812         351
      Over provision of current tax.......................         --         --       1,000
      Deferred tax valuation allowance....................     16,227         --          --
      Other...............................................       (283)        86         839
                                                            ---------    -------    --------
                                                            $  (1,435)   $ 1,662    $(24,451)
                                                             ========    =======    ========
    Discontinued operations:
      Computed tax at statutory rates.....................  $  11,778    $14,769    $  8,415
      State tax, net of federal benefit...................      2,088      3,000       1,756
      Amortization of goodwill............................      3,071      3,184       2,703
      Effect of non-tax basis adjustments in connection
         with acquisitions................................         --        914       1,037
      Tax-exempt interest.................................        (26)       (80)        (34)
      Dividends received deduction........................       (290)        --          --
      Over provision of current tax.......................         --         --         675
      Other...............................................        (23)      (121)       (134)
                                                            ---------    -------    --------
                                                            $  16,598    $21,666    $ 14,418
                                                             ========    =======    ========

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

     Significant components of deferred tax assets and liabilities at December 31, 1993, are as follows:

                                                             DEFERRED TAX         DEFERRED TAX
                                                                ASSETS            LIABILITIES
                                                             ------------         ------------
                                                                      (IN THOUSANDS)
    Net operating loss carryforward........................    $ 30,383
    Reserves for losses and write-down of certain assets...      14,885
    Reserves for self-insurance............................      11,781
    Alternative minimum tax credit.........................       8,805
    Provision for loss on loans and receivables............       3,509
    Tax amortizable intangible.............................       3,145
    State tax accruals.....................................       2,676
    Gain on hedge transaction..............................       2,609
    Obligation for postretirement benefits.................       1,966
    Plant closure costs....................................       1,541
    Charitable contribution carryforward...................       1,053
    Other..................................................       1,913             $  1,793
    Investment in less than 80% owned subsidiary...........          --               37,627
    Basis differences in fixed assets......................          --               29,387
    Purchase of safe harbor lease investment...............          --                9,783
    Undistributed earnings of majority-owned subsidiary....          --                1,282
                                                             ------------         ------------
    Subtotal...............................................      84,266               79,872
    Valuation allowance....................................      28,675                   --
                                                             ------------         ------------
    Total deferred taxes...................................    $ 55,591             $ 79,872
                                                              =========            =========
    Net deferred taxes.....................................                         $ 24,281
                                                                                   =========

     The valuation allowance recorded upon adoption of FASB Statement No. 109, "Accounting for Income Taxes," at January 1, 1993 was approximately $12,500,000.

     The components of deferred income tax expense (benefit) for the years ended December 31, 1992 and 1991 are as follows:

                                                                   YEARS ENDED DECEMBER
                                                                            31,
                                                                  -----------------------
                                                                   1992            1991
                                                                  ------         --------
                                                                      (IN THOUSANDS)
     Accelerated depreciation...................................  $  643         $    567
     Provision for loss on loans and receivables................    (281)          (1,886)
     Reserves for losses and write-down of certain assets.......   1,030             (825)
     Plant closure costs........................................   1,077            3,983
     Undistributed earnings of majority-owned subsidiary........     547             (110)
     Recognition of income tax net operating loss benefit.......      --          (19,986)
     Other......................................................    (194)            (586)
                                                                  ------         --------
                                                                  $2,822         $(18,843)
                                                                  ======         ========

     Actava has a net operating loss carryforward for federal income tax purposes of approximately $86,800,000 at December 31, 1993, which will expire in years 2006 through 2008. Actava has an alternative minimum tax credit carryforward of approximately $8,800,000, which may be carried forward indefinitely, available to offset regular tax in certain circumstances.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

PENSION PLANS

     Actava and its subsidiaries have several noncontributory defined benefit and other pension plans which are "qualified" under federal tax law and cover substantially all employees. In addition Actava has a "nonqualified" supplemental retirement plan which provides for the payment of benefits to certain employees in excess of those payable by the qualified plans. Benefits under the qualified and nonqualified plans are based upon the employee's years of service and level of compensation. Actava's funding policy for the qualified plans is to contribute annually such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to the plans' members and to keep the plans actuarially sound. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The components of net periodic pension costs are as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                                  -------------------------
                                                                  1993     1992      1991
                                                                  -----   -------   -------
                                                                       (IN THOUSANDS)
    Service cost -- benefits earned during the period...........  $ 374   $   705   $   610
    Interest cost on projected benefit obligation...............    961     1,015       890
    Actual return on plan assets................................   (996)     (992)   (1,628)
    Net amortization and deferral...............................     76       (31)      704
                                                                  -----   -------   -------
                                                                  $ 415   $   697   $   576
                                                                  =====   =======   =======

     Assumptions used in the accounting for the defined benefit plans are as follows:

                                                                          YEARS ENDED
                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                     1993     1992     1991
                                                                     ----     ----     ----
     Weighted-average discount rates...............................  7.2 %    8.4 %    8.3 %
     Rates of increase in compensation levels......................  4.7 %    6.1 %    6.2 %
     Expected long-term rate of return on assets...................  7.6 %    8.3 %    8.3 %

     These actuarial assumptions were changed during 1993 for accounting for the defined benefit plans as of December 31, 1993. The change in discount rates from 8.4% for 1992 to 7.2% for 1993 increased projected benefit obligations by approximately 12%.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

     The following tables set forth the funded status and amount recognized in the Consolidated Balance Sheets for Actava's defined benefit pension plans:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1993         1992
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    PLANS WHOSE ASSETS EXCEED ACCUMULATED BENEFITS
    Actuarial present value of benefit obligations:
      Vested benefit obligations...................................  $ (4,652)    $(11,717)
                                                                     ========     ========
      Accumulated benefit obligation...............................  $ (5,232)    $(13,100)
                                                                     ========     ========
      Projected benefit obligations................................  $ (5,232)    $(15,035)
      Plan assets at fair value....................................     6,296       15,197
                                                                     --------     --------
      Funded status -- plan assets in excess of projected benefit
         obligation................................................  $  1,064     $    162
                                                                     ========     ========
    Comprised of:
      Accrued pension cost.........................................  $     --     $ (2,265)
      Prepaid pension cost.........................................       415          332
      Unrecognized net gain (loss).................................      (523)         702
      Unrecognized prior service cost..............................       187          325
      Unrecognized net assets at January 1, 1987, net of
         amortization..............................................       985        1,068
                                                                     --------     --------
                                                                     $  1,064     $    162
                                                                     ========     ========
    PLANS WHOSE ACCUMULATED BENEFITS EXCEED ASSETS
    Actuarial present value of benefit obligations:
      Vested benefit obligation....................................  $(21,174)    $ (8,198)
                                                                     ========     ========
      Accumulated benefit obligation...............................  $(22,224)    $ (8,340)
                                                                     ========     ========
      Projected benefit obligation.................................  $(25,320)    $ (9,035)
      Plan assets at fair value....................................    18,615        5,594
                                                                     --------     --------
      Funded status -- projected benefit obligation in excess of
         plan assets...............................................  $ (6,705)    $ (3,441)
                                                                     ========     ========
    Comprised of:
      Accrued pension cost.........................................  $ (4,637)    $ (3,246)
      Prepaid pension cost.........................................        --          596
      Unrecognized net gain (loss).................................    (2,157)      (1,098)
      Unrecognized prior service cost..............................      (215)        (215)
      Unrecognized net obligation at January 1, 1987, net of
         amortization..............................................       304          522
                                                                     --------     --------
                                                                     $ (6,705)    $ (3,441)
                                                                     ========     ========

     Substantially all of the plan assets at December 31, 1993 and 1992 are invested in governmental bonds, mutual funds and temporary investments.

     Some of the Company's subsidiaries also have defined contribution plans which provide for discretionary annual contributions covering substantially all of their employees. Contributions from continuing operations of approximately $400,000 in 1993, $800,000 in 1992, and $200,000 in 1991 were made to these plans.

LEASES

     Actava and its subsidiaries are lessees of warehouses, manufacturing facilities and other properties under numerous noncancelable leases.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

     Capitalized leased property, which is not significant, is included in property, plant and equipment and other assets.

     Future minimum payments for the capital leases and noncancelable operating leases with initial or remaining terms of one year or more are summarized as follows:

                            YEARS ENDING                           OPERATING         CAPITAL
                            DECEMBER 31,                            LEASES           LEASES
    -------------------------------------------------------------  ---------         -------
                                                                        (IN THOUSANDS)
    1994.........................................................   $12,976          $   462
    1995.........................................................    10,321              287
    1996.........................................................     8,813              157
    1997.........................................................     7,717              138
    1998.........................................................     5,377                0
    Thereafter...................................................    12,847                0
                                                                   ---------         -------
    Total minimum lease payments.................................   $58,051            1,044
                                                                    =======
    Less amounts representing interest...........................                       (128)
                                                                                     -------
    Present value of net minimum lease payments..................                    $   916
                                                                                      ======

     Rental expense charged to continuing operations for all operating leases was $4,641,000, $3,454,000 and $3,844,000 for the years ended December 31, 1993,
1992 and 1991, respectively.

     Certain noncancelable leases have renewal options for up to 10 years, and generally, related real estate taxes, insurance and maintenance expenses are obligations of Actava. Certain leases have escalation clauses which provide for increases in annual rentals in certain circumstances.

LITIGATION

     On February 18, 1994, Photographic Concepts Inc. ("PCI"), a Florida corporation, sued Qualex in the United States District Court for the Middle District of North Carolina, in a lawsuit captioned Photographic Concepts, Inc.
v. Qualex, Inc., Civil Action No. 1:94-CV-00081. PCI's claims arise out of allegations that Qualex entered into and then breached an agreement with PCI relating to the marketing of on-site "microlab" photofinishing services. During 1993, Qualex's microlab business resulted in $33,300,000 in revenues and $7,300,000 in gross profits, and Qualex expects such business to increase in the future. PCI alleges, among other things, that Qualex breached agreement with PCI, and misappropriated trade property and other information from PCI. PCI is seeking an injunction against Qualex's alleged use and misappropriation of PCI's allegedly confidential and proprietary trade methods and techniques, an accounting for and payment over to PCI of Qualex's profits from such alleged use and misappropriation, unspecified consequential and punitive damages and attorneys' fees and other costs of litigation. Qualex is currently gathering the information and documents necessary to file its response to PCI's Complaint. That response must be filed by April 25, 1994. Qualex intends to defend the case vigorously, but the Company is unable to determine the probable impact of the suit at this early stage in the proceeding.

     In 1991, three lawsuits were filed against Actava, certain of Actava's current and former directors and Intermark, Inc., which owned approximately 26% of Actava's Common Stock. One complaint alleged, among other things, a long-standing pattern and practice by the defendants of misusing and abusing their power as directors and insiders of Actava by manipulating the affairs of Actava to the detriment of Actava's past and present stockholders. The complaint sought monetary damages from the director defendants, injunctive relief against Actava, Intermark and its current directors, and costs of suit and attorney's fees. The other two complaints alleged, among other things that members of the Actava Board of Directors contemplate either a sale, a merger, or other business combination involving Intermark, Inc. and Actava or one or more of its

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES
subsidiaries or affiliates. The complaints sought costs of suit and attorney's fees and preliminary and permanent injunctive relief and other equitable remedies, ordering the director defendants to carry out their fiduciary duties and to take all appropriate steps to enhance Actava's value as a merger/acquisition candidate. These three suits were consolidated on May 1, 1991. While these actions are in their preliminary stages, management currently believes the actions will not materially affect the operations or financial position of Actava.

     On November 30, 1993, a lawsuit was filed by the Department of Justice ("DOJ") against American Seating Company ("American Seating"), a former subsidiary of Actava, in the United States District Court for the Western District of Michigan. The lawsuit is captioned United States v. American Seating Co., Civil Action No. 1:93-CV-956. Pursuant to an asset purchase agreement between Actava and Amseco Acquisition, Inc., dated July 15, 1987, Actava assumed the obligation for certain liabilities incurred by American Seating arising out of litigation or other disputes, involving events occurring on or before June 22, 1987. The DOJ alleges among other things that American Seating failed to disclose certain information relating to its price discount practices that it contends was required in an offer submitted by American Seating to the General Services Administration for possible contracts for sales of systems furniture and related services. The complaint seeks recovery of unspecified single and treble damages, penalties, costs and prejudgment and post-judgment interest. The parties have engaged in settlement discussions but not have agreed on a disposition of the case. A trial, if necessary, has been scheduled for June 1995. The DOJ has asserted damages of approximately $3.5 million. If such damages were awarded and then trebled, the total damages, excluding penalties, costs and interest, could exceed $10 million. In addition, penalties, if assessed, could range from several thousand dollars to several million dollars. As a result, the lawsuit could have a material effect on the results of operations and financial condition of the Company. Management, however, believes that American Seating has meritorious defenses to the allegations made by the DOJ and does not expect the Company to incur any material liability as a result of this suit.

     Actava is a defendant in various other legal proceedings. However, Actava is not aware of any action which, in the opinion of management, would materially affect the financial position or results of operations of Actava.

CONTINGENT LIABILITIES AND COMMITMENTS

     Actava, on behalf of its Snapper division, has an agreement with a financial institution which makes available to dealers floor plan financing for Snapper products. This agreement provides financing for dealer inventories and accelerates cash flow to Snapper's distributors and to Snapper. Under the terms of the agreement, a default in payment by one of the dealers on the program is non-recourse to both the distributor and to Snapper. However, the distributor is obligated to repurchase any equipment recovered from the dealer and Snapper is obligated to repurchase the recovered equipment if the distributor defaults. At December 31, 1993 and 1992, there was approximately $23,000,000 and $20,000,000, respectively, outstanding under these floor plan financing arrangements.

     Actava is contingently liable under various guarantees of debt totaling approximately $8,600,000. The debt is primarily Industrial Revenue Bonds which were issued by former subsidiaries to finance their manufacturing facilities and equipment, and is secured by the facilities and equipment. In addition, upon the sale of the subsidiaries, Actava received lending institution guarantees or bank letters of credit to support Actava's contingent obligations. There are no material defaults on the debt agreements.

     Actava is contingently liable under various real estate leases of former subsidiaries. The total future payments under these leases, including real estate taxes, is estimated to be approximately $9,100,000. The leased properties generally have financially sound subleases.

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

     In January 1992, Qualex entered into an agreement with a bank whereby it sells an undivided interest in a designated pool of trade accounts receivable on an ongoing basis. The receivables are discounted at the commercial paper rate. At December 31, 1993 this rate was 3.42%. In addition, the bank charges Qualex a program fee of .425% of the balance outstanding at the end of each month.

     The maximum allowable amount of receivables to be sold, initially set at $50,000,000, was increased to $75,000,000 in August 1992. Qualex continued to service the receivables at no charge to the purchaser since any servicing cost would be negligible due to the nature of the receivables, e.g., short-term (generally collected in 45 days based on invoice terms). As collections reduce the pool of sold accounts receivable, Qualex sells participating interest in new receivables to bring the amount sold up to the desired level. At December 31, 1993 and 1992, the uncollected balance of receivables sold amounted to $60,000,000 and $30,000,000, respectively. The proceeds are reported as cash flows from discontinued operations in the statement of cash flows and a reduction of receivables in Qualex's balance sheet. Total proceeds received by Qualex during the year were $519,000,000 for 1993 and $220,000,000 for 1992. The allowance for doubtful accounts for Qualex includes a reserve for losses on receivables sold with recourse pursuant to this agreement which was recorded at the time of sale. During 1993 and 1992, Qualex recorded expense of $2,200,000 and $1,100,000, respectively, which represents the discount and fees charged on these sales included in income from discontinued operations. No other gains or losses are recorded on the sale of these receivables.

     Qualex has a supply contract with Kodak for the purchase of sensitized photographic paper and purchases substantially all of the chemicals used in photoprocessing from Kodak. Qualex also purchases various other production materials and equipment from Kodak.

     Qualex and DP handle and store various materials in the normal course of business that have been classified as hazardous by various federal, state and local regulatory agencies. As of December 31, 1993, Qualex and DP are continuing to conduct tests at various sites and will perform any necessary cleanup where and to the extent legally required. At those sites where tests have been completed, cleanup costs have been immaterial. The Company may also be liable for remediation of environmental damage relating to businesses previously sold in excess of amounts accrued. At the sites currently being tested, it is management's opinion that cleanup costs will not have a material effect on Actava's financial position or results of operations.

     In January 1993, Qualex signed a ten year agreement to purchase its information systems services from an outside agency. Annual service charges under this agreement are approximately $13,000,000.

     At December 31, 1993, approximately $5,000,000 of Actava's cash and short-term investments were pledged to secure a Snapper credit line and approximately $20,700,000 of cash and short-term investments were pledged to support outstanding letters of credit.

SEGMENT INFORMATION

     A description of Actava's segments is presented in the first four paragraphs of Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations." Additional segment information as of and for the three years ended December 31, 1993 is presented in the tables captioned "Segment Performance" and "Other Segment Data" which are included in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                  SUMMARY OF QUARTERLY EARNINGS AND DIVIDENDS

                                                                 QUARTERS ENDED IN 1993
                                                        -----------------------------------------
                                                        MARCH 31   JUNE 30    SEPT. 30   DEC. 31
                                                        --------   --------   --------   --------
                                                                       (RESTATED)
                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net Sales.............................................  $ 99,701   $112,753   $113,746   $139,612
Gross Profit..........................................    20,770     21,210     12,955      9,406
Income (loss) from continuing operations..............    (1,340)    (3,669)   (16,283)   (30,424)
Income (loss) from discontinued operations............    (1,860)     3,712      7,236       (562)
Cumulative effect of change in accounting
  principle(c)........................................    (4,404)        --         --         --
Net loss(a)(c)(d)(e)..................................  $ (7,604)  $     43   $ (9,047)  $(30,986)
                                                        ========   ========   ========   ========
Earnings (loss) per share:
Income (loss) from continuing operations..............  $   (.08)  $   (.22)  $   (.92)  $  (1.73)
Income (loss) from discontinued operations............      (.11)       .22        .41        .03
Cumulative effect of change in accounting principle...      (.27)        --         --         --
Net loss..............................................  $   (.46)  $     --   $   (.51)  $  (1.76)
                                                        ========   ========   ========   ========
Cash dividends........................................  $    .09   $    .09   $    .09   $    .09

                                                                 QUARTERS ENDED IN 1992
                                                        -----------------------------------------
                                                        MARCH 31   JUNE 30    SEPT. 30   DEC. 31
                                                        --------   --------   --------   --------
                                                                       (RESTATED)
                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net Sales.............................................  $113,088   $ 88,840   $ 78,256   $ 97,706
Gross Profit..........................................    26,216     21,719     20,373     25,947
Income (loss) from continuing operations..............      (167)    (1,288)    (2,630)     3,763
Income (loss) from discontinued operations............    (1,639)     3,919      7,343      1,264
Cumulative effect of change in accounting principle...     1,034         --         --         --
Net income (loss)(a)(b)...............................  $   (772)  $  2,631   $  4,713   $  5,027
                                                        ========   ========   ========   ========
Earnings (loss) per share:
Income (loss) from continuing operations..............  $   (.01)  $   (.08)  $   (.16)  $    .23
Income (loss) from discontinued operations............      (.10)       .24        .44        .08
Cumulative effect of change in accounting principle...       .06         --         --         --
Net income (loss).....................................  $   (.05)  $    .16   $    .28   $    .31
                                                        ========   ========   ========   ========
Cash dividends........................................  $    .09   $    .09   $    .09   $    .09

- - ---------------

(a) Actava's lawn and garden division estimates certain sales related expenses for the year and charges these expenses to income based upon estimated sales for the year. Sales and expenses for 1993 were different than estimated in the first three quarters. If the expenses had been charged to income based upon actual sales for the year, net loss would have increased in the first and second quarter by $4,500,000 and $7,450,000, respectively, and decreased in the third and fourth quarters by $1,750,000 and $10,200,000, respectively. Sales and expenses for the year were also different in 1992 than estimated in the first three quarters. If the expenses had been charged to income based upon actual sales for the year, net income would have increased in the first and third quarters by $3,500,000 and $700,000, respectively, and decreased in the fourth quarter by $4,200,000.
(b) Effective January 1, 1992, Qualex changed its method of accounting for the cost of its proof advertising program to recognize these costs at the time the advertising is placed by the customer. Under the proof advertising program, Qualex reimburses certain advertising costs incurred by its customers up to a percentage of sales to that customer. Qualex previously accrued such costs at the time of the initial sale. Qualex believes that this new method is preferable because it recognizes advertising expense as it is incurred rather than at the time of the initial sale to the customer. Information for the first quarter of 1992, as previously reported, differs from the above amounts as a result of this change. The effects of this change do not have a significant effect on the other quarters.
(c) Effective January 1, 1993, Actava adopted FASB Statement No. 106, "Accounting for Postretirement Benefits Other Than Pensions". Actava and its subsidiaries provide group medical plans and life insurance coverage for certain employees subsequent to retirement. In prior years, these benefits had been charged to operations on a pay-as-you-go (cash) basis; effective as of 1993 they are charged to operations on an accrual basis. Information for the first quarter of 1993, as previously reported, differs from the above amounts because the cumulative effect was originally reported net-of-tax.
(d) During the fourth quarter of 1993, Actava's lawn and garden division revised its estimate of accrued product warranty expense to reflect an increase in the amount of future warranty cost to be incurred due to increased warranty claims. This change in accounting estimate resulted in an increase in the net loss for the fourth quarter of approximately $4,000,000.
(e) During the fourth quarter of 1993, Actava increased its valuation allowance for an investment in a real estate development from $1,425,000 to $4,425,000, due to an accelerated plan for disposition. This change in estimate resulted in an increase in the net loss for the fourth quarter of approximately $3,000,000.

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.